EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement Nos. 333-131880, 333-168763, 333-175460, 333-182546, 333-198391, 333-213714 and 333-228981 on Form S-8 and Nos. 333-201704, 333-201705, 333-204718, 333-225517 and 333-225995 on Form S-3 of our report dated March 29, 2019, relating to the financial statements of BRAINSTORM CELL THERAPEUTICS INC. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of BRAINSTORM CELL THERAPEUTICS INC. for the year ended December 31, 2018.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 29, 2019